Exhibit 99.1

Duck Creek leads a new era in reinsurance software with its agreement to acquire the premier cloud-based solution, Prima XL

Acquisition of Prima XL will expand Duck Creek’s global footprint across EMEA and APAC

Boston – June 28, 2022 – Duck Creek Technologies (NASDAQ: DCT), the intelligent solutions provider defining the future of property and casualty (P&C) insurance, today announces it has agreed to acquire Prima XL, France-based Prima Solutions’ flagship commercial reinsurance technology solution. Prima XL will further enhance Duck Creek’s value to current and future customers by simplifying reinsurance management. The transaction terms also include an agreement by Duck Creek to purchase Prima Compliance for Solvency II, a compliance solution which Duck Creek intends to continue offering in the French marketplace.

With the proposed acquisition of these two cloud-based, software-as-a-service (SaaS) solutions, Duck Creek will expand its global operations and local presence in the European (EMEA) and Asia-Pacific-Australia (APAC) regions, retaining core talent and operations in Paris, France to complement the company’s existing operations in the United Kingdom and Spain. Upon completion of the proposed transaction, dedicated Prima Solutions’ personnel will join Duck Creek to support Prima XL and Prima Compliance sales, customer success, and operations. The Prima XL reinsurance management solution will be available to insurance organizations operating on Duck Creek systems and systems other than Duck Creek.

Mike Jackowski, Duck Creek’s chief executive officer commented, “The insurance industry is undergoing a generational modernization of its technology infrastructure while organizations seek innovative ways to better manage the entire end-to-end insurance cycle in the cloud. Core systems for policy, rating, billing and claims are advancing at a rapid pace, and Duck Creek is a well-positioned leader here.” Jackowski continued, “In addition to our global core systems vision, by adding Prima XL to our product family, we are focused on accelerating insurance carriers’ technology goals by delivering evergreen, intelligent, cloud-based SaaS solutions that streamline and automate reinsurance operations.”

Julien Victor, CEO of Prima Solutions, would join Duck Creek as managing director, reinsurance management to continue leading the growth and expansion of Prima XL and Prima Compliance under Duck Creek’s stewardship. Victor said, “We are delighted to join the Duck Creek group. Existing and future clients will benefit from the international footprint of a leading insurance software vendor, combined with large and seasoned teams of functional and technical experts. I am convinced that this transaction will increase the leadership positions of Prima XL and Prima Compliance in their respective markets. “

As is customary, the transaction remains subject to the information and consultation processes of the relevant employee representative bodies in accordance with applicable laws.

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About Prima XL

Prima XL is a powerful, intuitive, cloud-based reinsurance software that collects, centralizes, and analyzes all data for insurers, reinsurers, and brokers. Prima XL tracks all the information related to reinsurance policies (treaties and facultative policies, claims, incidents, accounting data, technical data, auxiliary data, financial data, and more), allowing insurance businesses to manage all of their policies from underwriting to switch and renewals. Prima XL is a flexible solution tailored to international organizations using multiple currencies and multiple GAAP requirements.

About Prima Compliance

Prima Compliance is a cloud platform for managing regulatory compliance to satisfy Europe’s Solvency II directive. Combining actuarial calculations (Solvency II Pillar 1) and internal regulatory reporting at the national and European levels (Solvency II Pillar 3), Prima Compliance is a secure, all-in-one solution that is always compliant with Solvency II regulations, giving insurance organizations peace of mind when it comes to European regulatory compliance.

About Duck Creek Technologies

Duck Creek Technologies (NASDAQ: DCT) is the intelligent solutions provider defining the future of the property and casualty (P&C) and general insurance industry. We are the platform upon which modern insurance systems are built, enabling the industry to capitalize on the power of the cloud to run agile, intelligent, and evergreen operations. Authenticity, purpose, and transparency are core to Duck Creek, and we believe insurance should be there for individuals and businesses when, where, and how they need it most. Our market-leading solutions are available on a standalone basis or as a full suite, and all are available via Duck Creek OnDemand. Visit www.duckcreek.com to learn more. Follow Duck Creek on our social channels for the latest information – LinkedIn and Twitter.

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Media Contacts:

Drake Manning
drake.manning@duckcreek.com

Carley Bunch
carley.bunch@duckcreek.com